Exhibit 5.1

ANDREWS KURTH LLP ATTORNEYS	600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London Los Angeles New York The Woodlands Washington, D.C.
May 18, 2007
Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, TX 77056-4400
Ladies and Gentlemen:
     We are rendering this opinion in our capacity as special counsel for Apache Corporation, a Delaware corporation (“Apache” or the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about this date by Apache under the Securities Act of 1933, as amended, and relating to 15,000,000 shares of Apache’s common stock, par value $0.625 per share (“Apache Common Stock”), issued under the agreement described in the Registration Statement (the “Plan”).
     In connection therewith, we have examined originals or copies of (i) the Registration Statement, (ii) the Plan, (iii) the Certificate of Incorporation of the Company, as amended, (iv) the Bylaws of the Company, as amended, (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (vi) such other documents and records as we have deemed necessary and relevant for the purposes hereof.
     We have relied upon certificates of public officials and certificates and statements of officers of Apache as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.
     We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.
     On the basis of our foregoing, subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations that we have deemed relevant, it is our opinion that the 15,000,000 shares of Apache Common Stock to be registered have been duly authorized by Apache, and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

Apache Corporation
May 18, 2007

     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).
     We consent to the inclusion of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

Very truly yours,
/s/ Andrews Kurth LLP